CHINA DIGITAL LOGO                      INVESTOR RELATIONS INTL LOGO
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For further information:

AT China Digital:                       AT INVESTOR RELATIONS INTL:
Roy Teng                                Zack Noory
Vice President, Corporate Development   Vice President & Account Group Manager
Ph:  310-461-1322                       Ph:  818-382-9718
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teng.roy@chinadigitalgroup.com          znoory@irintl.com

FOR IMMEDIATE RELEASE
FEBRUARY 3, 2005

  CHINA DIGITAL COMMUNICATION GROUP ANNOUNCES PRELIMINARY REVENUE AND EARNINGS
                     FOR FOURTH QUARTER AND FULL YEAR 2004

                    Chairman Sees Accelerated Growth in 2005

SHENZHEN, CHINA and LOS ANGELES, CA, - February 3, 2005, -- China Digital Communication Group (OTCBB: CHID), one of the fastest growing battery production companies in China, today announced its preliminary earnings for the fourth quarter and full year ended December 31, 2004. The Company expects to report strong gains in both revenues and earnings for the fourth quarter and full year ending December 31, 2004. The expected increases will be primarily driven by continued success at its wholly-owned subsidiary, Shenzhen E'Jenie Science & Technology Company Limited (Shenzhen E'Jenie), which currently represents close to 100% of the Company's total business.

China Digital Communication Group acquired the stock of Shenzhen E'Jenie pursuant to a share exchange agreement dated September, 30, 2004. The amounts listed throughout this release are proforma combined consolidated amounts as if the Shenzhen E'Jenie acquisition had occurred on January 1, 2003.

The Company anticipates reporting fourth-quarter sales of approximately $2 million, an increase of 152% from the $794,000 reported in the fourth quarter of 2003. On a sequential basis, the anticipated fourth quarter 2004 sales would represent a 101% increase over the $995,000 in sales for the third quarter of 2004. For the fourth quarter of 2004 the Company expects to report net income of $33,000. Excluding one time stock compensation expenses the expected net income for the fourth quarter is $638,000, or $0.01 per share, up 946% from $61,000 in the fourth quarter of 2003. On a sequential basis, the anticipated fourth quarter 2004 net income, excluding stock compensation

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expenses, would represent a 265% increase over the $175,000 in net income reported in the third quarter of 2003.

For the full year 2004, the Company anticipates reporting revenues of approximately $4.5 million, a 118% increase over net sales of $2.06 million for 2003. The Company anticipates reporting a net loss for the full year 2004 of $310,000. Excluding one time stock compensation expenses the anticipated net income for the full year 2004 is $890,000, or $0.02 per share, representing an increase of at least 574% over 2003. Stock compensation expenses for the quarter and year ended December 31, 2004 consisted of a one-time expense for management consulting services incurred in connection with the completion of the acquisition of E'Jenie as well as company restructuring.

Chairman Sees Accelerated Growth in 2005
 "We are excited to experience continuing strong demand for E'Jenie's products," said Sun Yibo, China Digital's Chairman and Chief Executive Officer. "The anticipated significant increase in both revenues and earnings for the quarter and year highlights the success of E'Jenie's focus on China's rapidly growing mobile phone industry. We are anticipating this trend to continue and have recently increased our production facility to meet this expected increase in demand going forward."

The Company anticipates that its balance sheet will remain strong and free of long term debt. The Company anticipates reporting cash and cash equivalents of approximately $400,000 at the end of 2004, an increase of approximately 295% from $101,000 reported in 2003.

China Digital Communications Group expects to report its fourth quarter and full-year 2004 audited financial results on or before March 31, 2005.

To be added to China Digital's investor e-mail list, please contact Zack Noory of Investor Relations International at .

ABOUT CHINA DIGITAL COMMUNICATION GROUP

China Digital Communication Group (OTCBB: CHID), through its E'Jenie subsidiary, is a rapidly growing manufacturer of battery shells and related technology for use in electronic products, primarily mobile phones. Since December 2003, the Company has adopted the approach of using licenses, joint ventures, mergers and acquisitions to bring battery and telecom equipment makers in China to the markets overseas. The Company's battery products now power digital cameras, camera phones, PDAs and laptop computers in East Asia and beyond. After a recent acquisition of one of China's largest battery shell makers, China Digital will continue its expansion across China while also seeking distribution partners in the United States.

For more information on China Digital, go to its website at www.chinadigitalgroup.com.


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Forward looking statement: The foregoing statements regarding fourth quarter and year-end results are preliminary. Actual results could differ materially, The factors that could cause actual results to differ include, but are not limited to, adjustments made in connection with the closing of the fourth quarter and the Company's year-end audit. This press release also contains other forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of known and un-known risks and uncertainties. Actual results may vary materially from what is implied by such forward-looking statements based on a number of factors, including, but not limited to, uncertainties in product demand, the impact of competitive products and pricing, changing economic conditions around the world, risks related to doing business in China, release and sales of new products and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.


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